Exhibit 23.3




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration
Statement (No.                      ) on Form S-8 of United HealthCare
Corporation of our report dated January 27, 1995 with respect to the consolidated balance sheets of GenCare Health Systems, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1994, which report appears in the Form 8-K/A of United HealthCare Corporation dated January 3, 1995.

     Our report dated January 27, 1995, refers to a change in the method of accounting for certain investments in debt securities.



                              /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
May 26, 1995